Exhibit 10.1

AMENDMENT NO. 7

TO THE

WOODWARD RETIREMENT SAVINGS PLAN

The Woodward Retirement Savings Plan (As Amended and Restated Effective as of

January 1, 2008), as heretofore amended (the "Plan"), is hereby further amended, effective as of

March 2, 2013 (except as otherwise provided herein), as follows:

1.	The Plan is hereby amended by adding a new Section A-5 at the end of

Supplement A to the Plan to read as follows: ·

"Section A-5    Duarte Members. The provisions of this Section A-5 of this Supplement

A shall apply effective March 2, 2013 (unless otherwise provided) with respect to Worker

Members who are former employees of GE Aviation Systems LLC at its Duarte, CA facility and who become HRT Participants on or after March 2, 2013 (a "Duarte Participant" or the "Duarte

Participants"). Except as otherwise provided in this Section A-5, all provisions of the Plan shall apply to the Duarte Participants.

Section A-5.1    Participation.  Notwithstanding any provision of Section 3.1 or

Section A-3, for purposes of determining whether a Duarte Participant is eligible to participate in various components of the Plan in accordance with Section 2.1, the Duarte

Participant shall be credited with service for all periods of employment with GE Aviation

Systems LLC or any entity that was, on or prior to March 2, 2013, a member of the controlled group with of GE Aviation Systems LLC (determined in accordance with Code

Section 414(b), (c), (m) or (o)) or their predecessors (provided that the Duarte Participant was employed by GE Aviation Systems LLC immediately before March 2, 2013 and provided further that GE Aviation Systems LLC recognized such service for purposes of eligibility under the GE Incentive Savings Plan for Union Employees of Aviation Systems,

Unison Engine Components and Times Microwave Systems (the "GE Savings Plan")). In no

event, however, shall any Duarte Participant be eligible for Grandfathered Contributions under Section 5.3 of the Plan. Additionally, a Duarte Participant shall not be eligible for participation in the ESOP component of the Plan pursuant to Article IX (a) for any Plan Year beginning before January I, 2013, and (b) effective for Plan Years beginning on or after

January 1, 20 13, if, and for the period thereof during which, the Duarte Participant is part of a collective bargaining unit represented by a collective bargaining agent.

Section A-5.2    Contributions.

(a)

Deferral Contributions. A Duarte Participant shall be eligible to have a percentage of his Eligible Pay contributed to the Plan as Payroll Deferrals in accordance with the provisions of Article IV of the Plan (including pursuant to an Automatic Contribution Arrangement as provided in Section 4.6, if applicable).

(b)  After-Tax Contributions. A Duarte Participant's election to contribute a portion of is compensation to the GE Savings Plan as an After-Tax Employee Contribution (as defined under the GE Savings Plan) in effect as of March 2, 2013 shall have no force or effect for purposes of the Plan.

(c)  Company Matching Contributions. Notwithstanding any provision of Section 5.2 or Section A-4.4 to the contrary, effective as of March 2, 2013, the following provisions shall apply:

(i)   Any Duarte Participant who is covered by the collective bargaining agreement between the Company and the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America and its Local No. 509 (a "Duarte Union Participant"), shall be eligible for Company Matching Contributions equal to fifty percent (50%) of the sum of the Duarte Union Participant's Payroll Deferrals and Roth Contributions for such period up to a maximum of six percent (6%) of the Duarte Participant's Eligible Pay.

(ii)   Any Duarte Participant who is not described in Section A-5.2(c)(i) above with respect to all or any portion of a Plan Year beginning on or after January I, 2013 shall be eligible for Company Matching Contributions in accordance with Section 5.2 for such Plan Year, or the portion thereof, with respect to which he is not so described.

(d)  Profit Sharing Contributions.

(i)   For any Plan Year beginning on or after January I, 2013, the Company may contribute to the Plan, on behalf of each Duarte Union Participant who, on the last day of the Plan Year, is actively employed by, or on an approved leave of absence from, the Company, such amount as may be determined in the sole discretion of the Board of Directors of the Company.

(ii)   For any Plan Year in which a Profit Sharing Contribution is made under this Section A-5.2( d), the Account of each eligible Duarte Union Participant shall be allocated an amount in the proportion that each eligible Duarte Union Participant's Eligible Pay bears to the aggregate Eligible Pay of all eligible Duarte Union Participants.

(iii)   For accounting purposes, the Committee shall establish and maintain a separate Account for each eligible Duarte Union Participant to which shall be allocated the eligible Duarte Union Participant's share of Profit Sharing Contributions, if any, and any respective earnings and losses thereon. The portion of a Duarte Union Participant's Account attributable to Profit Sharing Contributions, including any respective earnings and losses thereon, shall be invested in accordance with Article VIII.

Section A -5. 3    Vesting and Forfeitures.

(a) Vested Interest. Notwithstanding any provision of Section 12.1 to the contrary, a Duarte Union Participant's vested interest in his Company Matching Contribution Account and Profit Sharing Contribution Account shall be determined under the following schedule:

Years of Vesting Service	Vested Percentage
Less than 1	0%
At least 1 year, but less than 2 years	33%
At least 2 years, but less than 3 years	67%
3 or more years	100%

Further notwithstanding the foregoing, a Duarte Union Participant shall be fully (100%) vested in his Company Matching Contribution Account and Profit Sharing Contribution Account if he (i) is an employee of the Company on the first day of the month following the date on which the Duarte Union Participant attains age 60, (ii) dies while employed by the Company or while performing "qualified military service" (within the meaning of Code Section 414(u)) or (iii) suffers a disability or is judicially declared incompetent while employed by the Company or after a termination of employment with the Company but prior to incurring a Period of Severance.

(b) Years of Vesting Service. For purposes of this Section A-5 of Supplement A to the Plan, the term "Years of Vesting Service" means, with respect to any Duarte Union Participant, the service credited for purposes of determining the Duarte Union Participant's vested interest in his Company Matching Contribution Account and Profit Sharing Contribution Account. The following rules shall apply in calculating Years of Vesting Service:

(i)   A Duarte Union Participant shall be credited with full and partial Years of Vesting Service for the period from his Employment Commencement Date to his Severance Date. Years of Vesting Service shall be calculated on the basis that 12 consecutive months of employment equal 1 year and non-consecutive periods of employment which are not disregarded under subsection (iv) shall be aggregated.

(ii)   If a Duarte Union Participant retires, quits or is discharged or otherwise experiences a Separation from Service, the period commencing on the Duarte Union Participant's Severance Date and ending on the first date on which he again performs an Hour of Service shall be taken into account, if such date is within 12 consecutive months of the date on which he last performed an Hour of Service.

(iii)   If the Duarte Union Participant is absent from work for a reason other than one specified in Section A-5.3(b)(ii) and within 12 months of the first day of such absence, the Duarte Union Participant retires, quits or is discharged or otherwise experiences a Separation from Service, the period commencing on the first day of such absence and ending on the first date on which he again performs an Hour of Service shall be taken into account, if such date is within 12 consecutive months of the date on which his absence began.

(iv)   The Years of Vesting Service completed by a Duarte Union Participant prior to a Period of Severance of at least 60 consecutive months shall be disregarded if the Duarte Union Participant had no vested interest in any of his Accounts as of the beginning of the Period of Severance and the Period of Severance is equal to (or greater than) the Duarte Union Participant's Years of Vesting Service preceding that Period of Severance.

(v)   Notwithstanding any other provision of this Section A-5.3(b), a Duarte Union Participant shall be credited with service for all periods of employment with GE Aviation Systems LLC or any entity that was, on or prior to March 2, 2013, a member of the controlled group with of GE Aviation Systems LLC (determined in accordance with Code Section 414(b), (c), (m) or (o)) or their predecessors (provided that the Duarte Participant was employed by GE Aviation Systems LLC immediately before March 2, 2013 and provided further that GE Aviation Systems LLC recognized such service for purposes of vesting under the GE Savings Plan.

(vi)  Notwithstanding any provision of the Plan to the contrary, the calculation of a Participant's Years of Vesting Service shall comply with Section 411 of the Code and regulations issued thereunder.

(c) Forfeitures.

(i)   The Account of a Duarte Union Participant who has had a Separation from Service shall be closed, and the forfeitable amount held therein shall be forfeited on the earlier of: (A) the date on which he receives a distribution of his entire vested interest in his Account; or (B) the date on which he incurs a Period of Severance of at least 60 consecutive months.

(ii)   A Duarte Union Participant who has a Separation from Service at a time when his vested interest in his Account is zero shall be deemed to have received a cash-out of his Account as soon as administratively practicable following the date of his Separation from Service and his Account shall be forfeited.

(iii)   Amounts forfeited from a Duarte Union Participant's Account under subsections (i) or (ii) above shall be used, at the discretion of the Committee, either (A) to reduce future Company Matching Contributions and Profit Sharing Contributions otherwise payable to the Plan or (B) to pay administrative costs of the Plan.

(iv)   If a Duarte Union Participant who has received a distribution, or has been deemed to have received a distribution, under this Section A-5.3(c), whereby any part of his Account has been forfeited, again becomes a Worker Member eligible to participate in the Plan prior to incurring 5 consecutive Periods of Severance and, if the distribution was made under subsection (i)(A), repays the amount of the distribution no later than the fifth anniversary of the date on which the Duarte Union Participant again becomes a Worker Member eligible to participate in the Plan, the amount so forfeited shall be restored to his Account. Amounts restored under this subsection (iv) shall be funded through current forfeitures or additional contributions by the Company.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section A-5.3.

(i)   Employment Commencement Date means, with respect to a Duarte Union Participant, the first date on which such Participant performs an Hour of Service or,

with respect to a Duarte Union Participant who has incurred a Period of Severance, the first date following the Period of Severance on which such Participant performs an Hour of Service.

(ii)   Period of Severance means the total period between a Duarte Union Participant's Severance Date and the date the Duarte Union Participant is first credited with an Hour of Service after his Severance Date.

(iii)  Separation from Service means, for any Duarte Union Participant, his death, retirement, voluntary or involuntary termination, disability or any other absence, termination or other separation from employment that causes him to cease to be a Worker Member.

(iv)  Severance Date means the earlier of (A) the date on which a Duarte Union Participant incurs a Separation from Service, or (B) the first anniversary of the date that the Duarte Union Participant is otherwise first absent from work for the Company and all Related Employers (with or without pay) for any other reason.

Section A -5. 4 Pre-Termination Withdrawals and Loans.

(a) Pre-Termination Withdrawals.  In accordance with the provisions of Section 11.1 of the Plan, a Duarte Union Participant may withdraw on or after the date the Duarte Union Participant attains age 59-1/2 all or any portion of his vested Profit Sharing Account and vested Company Matching Contribution Account. In addition, a Duarte Union Participant may withdraw all or any portion of his vested Profit Sharing Account to the extent necessary to meet a Hardship (as defined in Section 11.2).

(b) Loans.  A Duarte Union Participant may request a loan from the vested portion of his Profit Sharing Account and the vested portion of his Company Matching Contribution Account in accordance with the provisions of Section 11.3 of the Plan.

(c) Post-Termination Partial Withdrawal After Age 55.  A Duarte Union Participant who has terminated employment and reached age 55 may withdraw any portion of his vested Accounts under the Plan upon requesting a withdrawal from the recordkeeper."

2.             Except as set forth herein, the Plan shall remain in full force and effect.

Executed as of the 1 day of March , 2013.

WOODWARD, INC.

By: /s/ Rick W. Holm                                .

    Corporate Director, Global HR

    Support Services and Risk Management